EXHIBIT 99.06

                   COMMONWEALTH TELEPHONE ENTERPRISES, INC.
                       3,678,612 Shares of Common Stock
                     Initially Offered Pursuant to Rights
                          Distributed to Shareholders
                   of Commonwealth Telephone Enterprises, Inc.

To Securities Dealers, Commercial Banks,
Trust Companies and Other Nominees:

               This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering by Commonwealth Telephone Enterprises, Inc. (the "Company") of 3,678,612 shares of Common Stock, par value $1.00 per share (the "Common Stock"), of the Company, at a subscription price of $21.25 per share for each share of Common Stock (the "Subscription Price"), pursuant to transferable subscription rights (the "Rights") initially distributed to all holders of record of shares of the Common Stock, and to all holders of record of shares of the Company's Class B Common Stock, par value $1.00 per share (the "Class B Stock", and collectively with the Common Stock, the "Company Stock"), as of the close of business on September 25, 1998 (the "Record Date"). Each Right also carries the right to "oversubscribe" at the Subscription Price for shares of Common Stock that are not otherwise purchased pursuant to the initial exercise of Rights. The Rights are described in the Base Prospectus and the Prospectus Supplement attached thereto (collectively, the "Prospectus") and evidenced by a Subscription Certificate registered in your name or the name of your nominee.

               Each beneficial owner of shares of Company Stock registered in your name or the name of your nominee is entitled to 1 Right for each 5 shares of Company Stock owned by such beneficial owner.

               We are asking you to contact your clients for whom you hold shares of Company Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Rights.

               Enclosed are copies of the following documents:

               1. The Prospectus;

               2. A Notice of Guaranteed Delivery for
                  Subscription Certificates issued by Commonwealth Telephone Enterprises, Inc.;

               3. A return envelope addressed to First Union
                  National Bank, the Subscription Agent;

               4. Nominee Holder Oversubscription Form;

               5. Nominee Holder Certification; and

               6. Certification and Request for Additional Rights.

               Your prompt action is requested. The Rights will expire at 5:00 P.M., New York City time, on October 23, 1998, unless extended (as it may be extended, the "Expiration Date").

               To exercise Rights, properly completed and executed Subscription Certificates (unless the guaranteed delivery procedures are complied with) and payment in full for all Rights exercised must be delivered to the Subscription Agent as indicated in the Prospectus prior to 5:00 P.M., New York City time, on the Expiration Date.

               Additional copies of the enclosed materials may be obtained from MacKenzie Partners, Inc., the Information Agent. The Information Agent's toll-free telephone number is (800) 322-2885.

                                     Very truly yours,


                                     COMMONWEALTH TELEPHONE ENTERPRISES, INC.

               NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF COMMONWEALTH TELEPHONE ENTERPRISES, INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE COMMON STOCK ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.